SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
R.H. DONNELLEY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2740040

(State of Incorporation or Organization)	(IRS Employer Identification no.)

1001 Winstead Drive, Cary, North Carolina	27513

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Series B Participating Cumulative Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
N/A

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
     On October 2, 2005, the Board of Directors of R.H. Donnelley Corporation (the “Company”) approved Amendment No. 3, dated as of October 3, 2005 (the “Amendment”), to the Rights Agreement, dated as of October 27, 1998, as amended (the “Rights Agreement”), between the Company and The Bank of New York, as successor rights agent. The Amendment made the provisions of the Rights Agreement inapplicable to certain stockholders of Dex Media, Inc. in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 3, 2005, by and among Dex Media, Inc., the Company and Forward Acquisition Corp., pursuant to which Dex Media, Inc. will merge with and into Forward Acquisition Corp. and become a wholly owned subsidiary of the Company, subject to specified limitations, including that such stockholders comply with their standstill obligations under the Sponsor Stockholders Agreements, dated as of October 3, 2005, by and among the Company and such stockholders.
     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and is incorporated herein by this reference. Copies of the Rights Agreement, and the related Summary of Rights, which is attached as Exhibit C to the Rights Agreement, are available free of charge from the Company.
Item 2. Exhibits

Number	Description

4.1	Amendment No. 3, dated as of October 3, 2005, to the Rights Agreement, dated as of October 27, 1998, as amended, between the Company and The Bank of New York, as successor rights agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

R.H. DONNELLEY CORPORATION
By:	/s/ Robert J. Bush
	Name:	Robert J. Bush
	Title:	Vice President, General Counsel and Corporate Secretary

Date: October 6, 2005

EXHIBIT INDEX

Number	Description

4.1	Amendment No. 3, dated as of October 3, 2005, to the Rights Agreement, dated as of October 27, 1998, as amended, between the Company and The Bank of New York, as successor rights agent